The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Subject to completion, Pricing Supplement dated August 25, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 82 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)

                                  $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                             ---------------------
                  Capital Protected Notes due December 30, 2009
                 Based on the Value of the AMEX China Index(SM)

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of the AMEX China Index(SM) over the term of the notes, as described in this pricing supplement.

o    The principal amount and issue price of each note is $10.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

     0    The initial index value will equal    , the closing value of the AMEX
          China Index on the day we price the notes for initial sale to the public.

     0 The final average index value will equal the arithmetic average of the closing values of the AMEX China Index on December 30, 2005, December 30, 2006, December 30, 2007, December 30, 2008 and December 28, 2009,
          which we refer to as the determination dates.

o If the final average index value of the AMEX China Index is less than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the AMEX China Index or its component securities.

o We will apply to list the notes to trade under the proposed symbol "CAX" on the American Stock Exchange LLC, which we refer to as the AMEX, but it is not possible to predict whether the notes will met the AMEX listing requirements.

o    The CUSIP number for the notes is 61747Y808.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

                               -------------------
                               PRICE $10 PER NOTE
                               -------------------

                                         Price to      Agent's      Proceeds to
                                          Public     Commissions(1)   Company
                                       ----------- ----------------- -----------
Per note..............................       $            $             $
Total.................................       $            $             $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

   For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

   The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

   The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

   The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

   The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

   The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

   The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the AMEX China Index(SM). These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying AMEX China Index(SM). The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

   "AMEX China Index (CZH)" is a service mark of the American Stock Exchange LLC and has been licensed for use by Morgan Stanley.

Each note costs $10     We, Morgan Stanley, are offering you Capital Protected
                        Notes due December 30, 2009 Based on the Value of the
                        AMEX China Index(SM), which we refer to as the notes.
                        The principal amount and issue price of each note is $10.

                        The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity     Unlike ordinary debt securities, the notes do not pay
                        interest. Instead, at maturity, you will receive the principal amount of $10 per note, plus a supplemental redemption amount if the final average index value of the AMEX China Index is greater than the initial index value. The initial index value is , the closing value of the AMEX China Index on the day we price the notes for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the AMEX China Index on December 30, 2005,
                        December 30, 2006, December 30, 2007, December 30, 2008 and December 28, 2009, which we refer to as the determination dates. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                  100% Principal Protection

                        At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                               The Supplemental Redemption Amount
                                  Based on the AMEX China Index

                        The supplemental redemption amount will be equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                           supplemental                    (final average index value - initial index value)
                        redemption amount     =    $10 x   -------------------------------------------------
                                                                         initial index value

                        where

                        initial index value     =         , the closing value of  the AMEX China Index on the
                                                   day we price the notes for initial sale to the public

                        final average index     =  the arithmetic average of the closing values of the AMEX China
                        value                      Index on each of  the five determination dates, as calculated by the calculation agent on the final determination date

                        If the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                        You can review the historical values of the AMEX China Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the AMEX China Index is not reflected in the level of the AMEX China Index and, therefore, has no effect on the calculation of the payment at maturity.

AMEX China Index        The AMEX China Index is a stock index calculated,
                        published and disseminated by the American Stock
                        Exchange LLC, or AMEX, and is comprised of selected publicly traded stocks and American Depositary Receipts
                        ("ADRs") of companies with significant exposure to the Chinese economy. The ADRs, which are quoted and traded in U.S. dollars, may trade differently that the stocks underlying the ADRs, which are quoted and traded in foreign currencies. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the underlying securities trade. For further information regarding the AMEX China Index and currency exchange rate risk, see "Risk Factors--The notes are subject to currency exchange risk" and "Description of Notes--The
                        AMEX China Index."

MS & Co. will be the    We have appointed our affiliate, Morgan Stanley & Co.
calculation agent       Incorporated, which we refer to as MS & Co., to act as
                        calculation agent for JPMorgan Chase Bank, N.A.
                        (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final average index value, the percentage change in the AMEX China
                        Index and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be       The notes will be treated as "contingent payment debt
treated as              instruments" for U.S. federal income tax purposes, as
contingent payment      described in the section of this pricing supplement
debt instruments for    called "Description of Notes--United States Federal
U.S. federal income     Income Taxation." Under this treatment, if you are a
tax purposes            U.S. taxable investor, you will generally be subject to
                        annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S.
                        taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                        Taxation--Notes--Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                        If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                        You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find      The notes are senior notes issued as part of our Series
more information on     F medium-term note program. You can find a general
the notes               description of our Series F medium-term note program in
                        the accompanying prospectus supplement dated November
                        10, 2004. We describe the basic features of this type of
                        note in the sections of the prospectus supplement called
                        "Description of Notes--Floating Rate Notes" and "--Notes
                        Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices."

                        Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us         You may contact your local Morgan Stanley branch office
                        or our principal executive offices at 1585 Broadway, New
                        York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

   At maturity, if the final average index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

   Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example:

The final average index value is 50% greater than the initial index value.

Hypothetical Initial Index Value:   110
Hypothetical Final Average Index Value:   165

          Supplemental
          Redemption Amount per =  $10    x   165 - 110    = $5
          note                               ------------
                                                 110

   In the example above, the total payout at maturity per note will equal $15, which is the sum of the principal amount of $10 and a supplemental redemption amount of $5.

   The supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the closing values of the AMEX China Index on five determination dates over the term of the notes. Because the value of the AMEX China Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the AMEX China Index over the term of the notes on the amount payable to you at maturity. However, the AMEX China Index may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

   The following four examples illustrate the payout at maturity on the notes for a range of hypothetical index closing values on each of the five determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.

   These examples are based on a hypothetical initial index value of 110 and an issue price per note of $10.00.

                            Example 1     Example 2    Example 3     Example 4
                         -------------------------------------------------------
                             Index         Index         Index         Index
                         Closing Value Closing Value Closing Value Closing Value
                         -------------------------------------------------------
   1st Determination Date     120           100           120          100
   2nd Determination Date     130            90           140           90
   3rd Determination Date     140            80           135           80
   4th Determination Date     150            70           125           90
 Final Determination Date     160            60           100          115
--------------------------------------------------------------------------------
Final Average Index Value:    140            80           124           95
--------------------------------------------------------------------------------
  Supplemental Redemption
                  Amount:   $2.73         $0.00         $1.27        $0.00
--------------------------------------------------------------------------------
  Return at maturity on a
          $10 investment:  $12.73        $10.00        $11.27       $10.00
--------------------------------------------------------------------------------

o In Example 1, the index closing value increases on each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 140 is lower than the index closing value of 160 on the final determination date. At maturity, for each note the investor receives $12.73, the sum of the principal amount of $10.00 and the supplemental redemption amount of $2.73. The return on the notes at maturity represents a 27.3% increase above the issue price, which is less than the simple index return of approximately 45.5% over the term of the notes.

o In Example 2, the index closing value decreases on the each determination date and, due to the averaging of the index closing values over the determination dates, the final average index value of 80 is higher than the index closing value of 60 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the principal amount of $10.00 for each note at maturity, even though the index declines approximately 45.5% over the term of the notes.

o In Example 3, the index closing value reaches a high of 140 on the second determination date and declines on subsequent determination dates. At maturity, the final average index value of 124 is higher than the index closing value of 110 on the final determination date. For each note the investor receives $11.27, the sum of the principal amount of $10.00 and the supplemental redemption amount of $1.27 at maturity. The return on the notes at maturity represents a 12.7% increase above the issue price, even though the index declines 9.1% over the term of the notes.

o In Example 4, the index closing value declines on each of the first three determination dates to a low of 80 and increases on subsequent determination dates. At maturity, the final average index value of 95 is less than the index value of 115 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount, and the investor receives only the principal amount of $10.00 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple index return of 4.6% over the term of the notes.

You can review the historical values of the AMEX China Index for the period from March 21, 2003 through August 25, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the AMEX China Index based on its historical performance.

                                  RISK FACTORS

   The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the AMEX China Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary         The terms of the notes differ from those of ordinary
senior notes, the       debt securities in that we will not pay interest on the
notes do not pay        notes. Because the supplemental redemption amount due at
interest                maturity may equal zero, the return on your investment
                        in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

The notes may not       If the final average index value is less than or equal
pay more than the       to the initial index value, you will receive only the
principal amount at     principal amount of $10 for each note you hold at
maturity                maturity.

Secondary trading       There may be little or no secondary market for the
may be limited          notes. Although we will apply to list the notes on the
                        American Stock Exchange LLC, we may not meet the requirements for listing and do not expect to announce whether or not we will meet such requirements prior to the pricing of the notes. Even if there is a secondary market, it may not provide significant liquidity. MS &
                        Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS &
                        Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed. If the notes are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the     Several factors, many of which are beyond our control,
notes will be           will influence the value of the notes in the secondary
influenced by many      market and the price at which MS & Co. may be willing to
unpredictable factors   purchase or sell the notes in the secondary market,
                        including:

                        o the value of the AMEX China Index at any time and on specific determination dates

                        o the volatility (frequency and magnitude of changes in value) of the AMEX China Index

                        o   interest and yield rates in the market

                        o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the AMEX China Index or stock markets generally and that may affect the final average index value

                        o   the time remaining to the maturity of the notes

                        o the dividend rate on the stocks underlying the AMEX China Index

                        o   our creditworthiness

                        Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the AMEX China Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                        You cannot predict the future performance of the AMEX China Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of        Assuming no change in market conditions or any other
commissions and         relevant factors, the price, if any, at which MS & Co.
projected profit        is willing to purchase notes in secondary market
from hedging in the     transactions will likely be lower than the original
original issue price    issue price, since the original issue price included,
is likely to adversely  and secondary market prices are likely to exclude,
affect secondary        commissions paid with respect to the notes, as well as
market prices           the projected profit included in the cost of hedging our
                        obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Potential risks of      The underlying stocks that constitute the AMEX China
investing in a          Index have been issued by companies in various Asian
security linked to      countries. Investments in securities indexed to the
foreign shares          value of such foreign equity securities involve risks
                        associated with the securities market in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.
                        Also, there is less publicly available information about companies in some of these jurisdictions than about U.S.
                        companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

                        The prices of securities in Asia may be affected by political, economic, financial and social factors in such jurisdictions, including changes in a country's government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments, like the recession experienced by the Japanese economy and certain other Asian economies.

The notes are           The AMEX China Index is comprised of selected publicly
subject to currency     traded stocks and ADRs. ADRs, which are quoted and
exchange risk           traded in U.S. dollars, may trade differently from their
                        underlying common stock, which is quoted and traded in foreign currencies. Fluctuations in the exchange rate between these foreign currencies and the U.S. dollar may affect the U.S. dollar equivalent of the foreign currency prices of the common stock underlying these ADRs on their respective stock exchanges and, as a result, may affect the market price of the ADRs underlying the AMEX China Index, which may consequently affect the market value of the notes and the supplemental redemption amount, if any, you may receive at maturity of the notes.

                        Of particular importance to potential currency exchange risk are:


                        O   existing and expected rates of inflation


                        O   existing and expected interest rate levels


                        O   the balance of payments

                        O the extent of governmental surpluses or deficits in the relevant foreign countries and the United States of America

                        All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various foreign countries and the United States and other countries important to international trade and finance.

Investing in the        Investing in the notes is not equivalent to investing in
notes is not            the AMEX China Index or its component securities. The
equivalent to           payout you receive at maturity on the notes will be
investing in the        based on the closing value of the AMEX China Index on
AMEX China Index        the five determination dates. It is possible for the
                        final average index value to be lower than the initial index value even if the value of the AMEX China Index at maturity is higher than the initial index value. A decrease in the value of the AMEX China Index on any one determination date could more than offset any increases in the value of the AMEX China Index on the other determination dates.

There are risks         Because of less developed financial markets and
associated with         economies, the risk of investments linked to foreign
investments linked      securities can be intensified in the case of investments
to companies doing      linked to issuers domiciled or doing substantial busines
business in emerging    in emerging market countries. These risks include: high
markets                 concentration of market capitalization and trading
                        volume in a small number of issuers representing a limited number of industries, as well as a high concentration of investors and financial intermediaries;
                        political and social uncertainties; over-dependence on exports, especially with respect to primary commodities, making these economies vulnerable to changes in commodity prices; over-burdened infrastructure and obsolete or unseasoned financial systems; environmental problems; and less reliable custodial services and settlement practices.

Adjustments to the      AMEX is responsible for calculating and maintaining the
AMEX China Index        AMEX China Index. AMEX can add, delete or substitute the
could adversely         stocks underlying the AMEX China Index or make other
affect the value of     methodological changes that could change the value of
the notes               the AMEX China Index. AMEX may discontinue or suspend
                        calculation or dissemination of the AMEX China Index.
                        Any of these actions could adversely affect the value of the notes.

You have no             As an investor in the notes, you will not have voting
shareholder rights      rights to receive dividends or other distributions or
                        any other rights with respect to the stocks or ADRs that underlie the AMEX China Index.

The economic            The economic interests of the calculation agent and
interests of the        other of our affiliates are potentially adverse to your
calculation agent       interests as an investor in the notes.
and other of our
affiliates are          AMEX may discontinue or suspend calculation or
potentially adverse     publication of the AMEX China Index at any time. In
to your interests       these circumstances, MS & Co., as the calculation agent,
                        will have the sole discretion to substitute a successor index that is comparable to the discontinued AMEX China
                        Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co.
                        determines that there is no appropriate
                        successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks and ADRs underlying the AMEX China Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the AMEX
                        China Index last in effect prior to discontinuance of the AMEX China Index. See the sections of this pricing supplement called "Description of Notes--Market
                        Disruption Event" and "--Discontinuance of the AMEX
                        China Index; Alteration of Method of Calculation."

                        The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading     MS & Co. and other affiliates of ours will carry out
activity by the         hedging activities related to the notes (and possibly to
calculation agent       other instruments linked to the AMEX China Index or its
and its affiliates      component securities), including trading in the stocks
could potentially       and ADRs underlying the AMEX China Index as well as in
adversely affect the    other instruments related to the AMEX China Index or its
value of the AMEX       underlying stocks and ADRs. MS & Co. and some of our
China Index             other subsidiaries also trade the stocks and ADRs
                        underlying the AMEX China Index and other financial instruments related to the AMEX China Index and the underlying stocks and ADRs on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the AMEX
                        China Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the AMEX
                        China Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be       You should also consider the tax consequences of
treated as              investing in the notes. The notes will be treated as
contingent payment      "contingent payment debt instruments" for U.S. federal
debt instruments for    income tax purposes, as described in the section of this
U.S. federal income     pricing supplement called "Description of Notes--United
tax purposes            States Federal Income Taxation." Under this treatment,
                        if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                        Taxation--Notes--Notes Linked to Commodity Prices,
                        Single Securities, Baskets of Securities or Indices" and
                        "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                        If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income
                        Taxation--Non-U.S. Holders."

                        You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due December 30, 2009 Based on the Value of the AMEX China Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......  $

Original Issue Date
(Settlement Date ) .............      , 2005

Maturity Date...................  December  30,  2009,  subject to  extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index Value.

                                  If, due to a Market Disruption Event or
                                  otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Determination Date as postponed. See "--Determination Dates" below.

Specified Currency..............  U.S. dollars

CUSIP Number....................  61747Y808

Minimum Denominations...........  $10

Issue Price.....................  $10 (100%)

Interest Rate...................  None

Maturity Redemption Amount......  At maturity, upon delivery of the Notes to the
                                  Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                  We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                  (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount..  The Supplemental Redemption Amount will be equal to the product of $10 times the Index
                                  Percent Change; provided that the

                                  Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Index Percent Change............  The Index Percent Change is a fraction, the numerator of which will be the Final Average
                                  Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The Index Percent Change is described by the following formula:

                                          (Final Average Index Value -  Initial Index Value)
                                         ---------------------------------------------------
                                                            Initial Index Value


Initial Index Value.............          , the Index Closing Value on the day
                                  we price the Notes for initial sale to the public.

Final Average Index Value.......  The arithmetic average of the Index Closing
                                  Values on the five Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Index Closing Value.............  The Index Closing Value on any Trading Day
                                  will equal the value of the AMEX China Index or any Successor Index (as defined under "--Discontinuance of the AMEX China Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the AMEX China Index described under "--Discontinuance of the AMEX China Index; Alteration of Method of Calculation."

Determination Dates.............  The Determination Dates will be December 30,
                                  2005, December 30, 2006, December 30, 2007,
                                  December 30, 2008 and December 28, 2009, in each case subject to adjustment for non-Trading Days or Market Disruption Events as described in the following two paragraphs in this section.

                                  If any of the first four scheduled
                                  Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first four scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the AMEX China Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently constituting the AMEX China Index.

                                  If December 28, 2009 (the final scheduled
                                  Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day.....................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note ..............  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                  Global Securities" in the accompanying
                                  prospectus.

Senior Note or
Subordinated Note ..............  Senior

Trustee.........................  JPMorgan Chase Bank, N.A. (formerly known as
                                  JPMorgan Chase Bank)

Agent...........................  Morgan Stanley & Co. Incorporated and its
                                  successors ("MS & Co.")


Market Disruption Event.........  Market  Disruption  Event means,  with respect to the AMEX China Index:

                                     (i) the occurrence or existence of a
                                     suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the AMEX China Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the AMEX China Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the AMEX China Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                     (ii) a determination by the Calculation
                                     Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.


                                  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the AMEX China Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the AMEX China Index shall be based on a comparison of (x) the portion of the value of the AMEX China Index attributable to that security relative to (y) the overall value of the AMEX China Index, in each case immediately before that suspension or limitation.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the AMEX China Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the AMEX China Index and
                                  (5) a "suspension, absence or material
                                  limitation of trading" on any Relevant
                                  Exchange or on the primary market on which futures or options contracts related to the AMEX China Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange...............  Relevant  Exchange means the primary  exchange or market of trading for any security then included in the AMEX China Index or any Successor Index.

Alternate Exchange Calculation
 in Case of an Event of
 Default........................  In case an event of default with respect to the Notes shall have occurred and be
                                  continuing, the amount declared due and
                                  payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will be equal to the $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

                                  If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent...............  MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                  All calculations with respect to the Final
                                  Average Index Value and the Supplemental
                                  Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the AMEX China Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The AMEX China Index............  We have derived all information contained in this pricing supplement regarding the AMEX
                                  China Index, which we refer to as the "Index," including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the AMEX. The Index was developed by AMEX and is calculated, maintained and published by the AMEX. We make no representation or warranty as to the accuracy or completeness of such information.

                                  The Index is a modified equal weighted index comprised of selected publicly traded stocks and American Depositary Receipts ("ADRs") of companies with significant exposure to the Chinese economy. The Index divisor was initially determined to yield a benchmark value of 100.00 at the close of trading on December 19, 2003. The Index is calculated and maintained by the AMEX. Similar to other stock indices calculated by the AMEX, the value of the Index will be disseminated every 15 seconds over the Consolidated Tape Association's Network B between the hours of approximately 9:30am and 4:15pm.

                                  The following is a list of companies currently included in the Index as of August 24, 2005, their approximate weightings in the Index as of such date and their trading symbols:

                                            Company             Weight   Ticker
                                            -------             ------   ------
                                  Aluminum Corporation of
                                    China Ltd.                   6.1%     ACH
                                  CNOOC Ltd.                    10.5%     CEO
                                  China Telecom CP Ltd.          8.8%     CHA
                                  Chinadotcom Corp.              1.8%    CHINA
                                  China Mobile HGK Ltd.         15.8%     CHL
                                  China Unicom Ltd.              5.9%     CHU
                                  China Yuchai Intl. Lt.         1.5%     CYD
                                  Huaneng Power International
                                    Inc.                         5.8%     HNP
                                  Nam Tai Electronics            1.8%     NTE
                                  Netease.com                    7.5%     NTES
                                  PetroChina Co. Ltd.           15.7%     PTR
                                  Sina Corporation               5.8%     SINA
                                  China Petroleum and
                                    Chemical Corp.               9.7%      SNP
                                  Sohu.com Inc.                  1.5%     SOHU
                                  Aluminum Corporation of
                                    China Ltd.                   1.7%     UTSI


                                  Eligibility Criteria for Index Components

                                  The Index includes companies whose business is focused in the People's Republic of China and are listed for trading on the New York Stock Exchange, American Stock Exchange, or quoted on the NASDAQ National Market. To be included in the Index companies must have a market capitalization greater than $75 million and have at least 1,000,000 traded volume over each of the last six months.

                                  Index Calculation

                                  The Index is calculated using a modified equal weight methodology. Each security is placed in to one of three tiers, top five and bottom five by market capitalization and those securities that are between the top and bottom. The top five securities are weighted such that the two with the largest market capitalization are set to fifteen percent (15%) and the next three are set to nine percent (9%), representing a combined fifty-seven percent (57%) of the Index. The bottom five securities are equally weighted to represent ten percent (10%) of the Index or two percent each (2%). The securities not in the top five or bottom five are equally weighted to represent thirty-three percent (33%) of the Index.

                                  Quarterly Updates to the Index

                                  Changes to the Index compositions and/or the component share weights in the Index typically take effect after the close of trading on third Friday of each calendar quarter month in connection with the quarterly index rebalance. At the time of the Index quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures. The Index is reviewed quarterly to ensure that at least 90% of the Index weight is accounted for by components that continue to represent the universe of funds that meet the initial Index requirements. The AMEX may at any time and from time to time change the number of stocks comprising the group by adding or deleting one or more stocks, or replace one or more stocks contained in the group with one or more substitute stocks of its choice, if in the Exchange's discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the index to which the group relates. In conjunction with the quarterly review, the share weights used in the calculation of the Index are determined based upon current shares outstanding modified, if necessary, to provide greater Index diversification, as described in the Index Calculation section above. The Index components and their share weights are determined on the Wednesday prior to the third Friday of March, June, September, and December. The share weight of each component stock in the Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews.

                                  Maintenance of the Index

                                  In the event of a merger between two
                                  components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The AMEX may substitute stocks or change the number of stocks included in the index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component stock of the Index; the Index divisor may be adjusted to ensure that there are no changes to the Index level as a result of non-market forces.

Discontinuance of the AMEX
China Index; Alteration
of Method of Calculation .......  If AMEX discontinues publication of the AMEX
                                  China Index and AMEX or another entity
                                  publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued AMEX China Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing Value is to be determined.

                                  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                  If AMEX discontinues publication of the AMEX
                                  China Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the AMEX China Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the AMEX China Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the AMEX China Index may adversely affect the value of the Notes.

                                  If at any time the method of calculating the AMEX China Index or a Successor Index, or the value thereof, is changed in a material respect, or if the AMEX China Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the AMEX China Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the AMEX China Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the AMEX China Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the AMEX China Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the AMEX China Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..........  The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the AMEX China Index for each quarter in the period from March 21, 2003 through August 25, 2005. The Index Closing Value on August 25, 2005 was 111.39. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the AMEX China Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the AMEX China Index on the Determination Dates. We cannot give you any assurance that the Final Average Index Value will be higher than the Initial Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                 AMEX China Index Closing Values
                                                       High     Low   Period End
                                                    --------- ------- ----------
                                  2003
                                  First Quarter...    35.57    31.45    32.81
                                  Second Quarter .    73.24    33.17    71.27
                                  Third Quarter...    94.07    72.95    85.17
                                  Fourth Quarter..    107.01   85.79    107.01
                                  2004
                                  First Quarter...    117.88   99.12    101.50
                                  Second Quarter..    105.35   82.23    96.05
                                  Third Quarter...    94.87    83.05    94.85
                                  Fourth Quarter..    105.15   92.01    100.77
                                  2005
                                  First Quarter ..    103.05   91.19    97.47
                                  Second Quarter..    102.13   92.58    101.31
                                  Third Quarter
                                  (through
                                  August 25,2005).    118.53   101.76   111.39

                                  Source: Bloomberg Financial Markets

Use of Proceeds and Hedging.....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                  On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Notes by taking positions in the securities underlying the AMEX China Index, in futures or options contracts or exchange traded funds on the AMEX China Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the AMEX China Index, and therefore effectively increase the level of the AMEX China Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the securities underlying the AMEX China Index, futures or options contracts or exchange traded funds on the AMEX China Index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activity will not affect the value of the AMEX China Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution....................  Under the terms and subject to the conditions contained in the U.S. distribution agreement
                                  referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession
                                  not in excess of $       per Note to other
                                  dealers, which may include Morgan Stanley &
                                  Co. International Limited and Bank Morgan
                                  Stanley AG. We expect to deliver the Notes
                                  against payment therefor in New York, New York
                                  on                 , 2005. After the initial
                                  offering, the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual securities underlying the AMEX China Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                  General

                                  No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                  The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                  Brazil

                                  The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                  Chile

                                  The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                  Hong Kong

                                  The Notes may not be offered or sold in Hong
                                  Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                  Mexico

                                  The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                  Singapore

                                  This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the

                                  Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
 AMEX and Morgan Stanley........  The AMEX and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the AMEX China Index (the "Index"), which is owned and published by the AMEX, in connection with securities, including the Notes.

                                  The license agreement between the AMEX and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                     The AMEX China Index (CZH) ("Index") is
                                     sponsored by, and is a service mark of, the American Stock Exchange LLC (the "Exchange"). The Index is being used with the permission of the Exchange.

                                     The American Stock Exchange LLC (the
                                     "Exchange") in no way sponsors, endorses or is otherwise involved in the transactions specified and described in this document (the "Transaction") and the Exchange disclaims any liability to any party for any inaccuracy in the data on which the AMEX China Index (CZH) ("Index") is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the Index, or for the manner in which it is applied in connection with the Transaction.

                                  "AMEX China Index (CZH)" is a service mark of AMEX and has been licensed for use by Morgan Stanley.

 ERISA Matters for Pension Plans
 and Insurance Companies........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many

                                  Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or
                                  Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not
                                  prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or
                                  Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  Purchasers of the Notes have exclusive
                                  responsibility for ensuring that their
                                  purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
  Taxation......................  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and
                                  (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                  o   certain financial institutions;

                                  o   tax-exempt organizations;

                                  o dealers and certain traders in securities or foreign currencies;

                                  o   investors holding a Note as part of a
                                      hedging transaction, straddle, conversion or other integrated transaction;

                                  o   U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;

                                  o   partnerships;

                                  o   nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;

                                  o   corporations that are treated as
                                      controlled foreign corporations or passive foreign investment companies;

                                  o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                  o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                                  o   Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in Section
                                      911(d)(3) of the Code) in the United
                                      States.

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                  U.S. Holders

                                  This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o   a citizen or resident of the United
                                      States;

                                  o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                  o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                                  The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                  In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                  The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the
                                  "comparable yield" is a rate of             %
                                  compounded annually. Based on our
                                  determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $10) consists of a projected amount equal to $ due at maturity.

                                  The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar period assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule (as described below):

                                                                       TOTAL OID
                                                                       DEEMED TO
                                                           OID            HAVE
                                                         DEEMED         ACCRUED
                                                           TO            FROM
                                                         ACCRUE        ORIGINAL
                                                         DURING       ISSUE DATE
                                                        CALENDAR      (PER NOTE)
                                                         PERIOD       AS OF END
                                                          (PER       OF CALENDAR
                                     CALENDAR PERIOD      NOTE)        PERIOD
                                  --------------------- --------     -----------
                                  Original Issue Date
                                     through
                                    December 31, 2005 ...   $           $
                                  January 1, 2006
                                     through
                                    December 31, 2006 ...   $           $
                                  January 1, 2007
                                     through
                                    December 31, 2007 ...   $           $
                                  January 1, 2008
                                     through
                                    December 31, 2008 ...   $           $
                                  January 1, 2009
                                     through
                                    December 30, 2009 ...   $           $

                                  The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                                  Non-U.S. Holders

                                  This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o   a nonresident alien individual;

                                  o   a foreign corporation; or

                                  o   a foreign trust or estate.

                                  Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                  o   such Non-U.S. Holder does not own,
                                      actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

                                  o   the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                  Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United

                                  States person" within the meaning of Section
                                  7701(a)(30) of the Code. If you are a
                                  prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                  Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                  Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.